Exhibit 99.1

TETRA

Howard Weil
38th Annual Energy Conference

March 24, 2010

Focused on Energy. Dedicated to Service.

Forward Looking Statements

This presentation includes certain statements that are or may be deemed to be forward-looking statements. Generally, the use of words such as "may," "will," "expect," "intend," "estimate," "projects," "anticipate," "believe," "assume," "could," "should," "plans," "targets" or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected benefits from our cost reduction initiatives, expected benefits from the settlement of insurance claims, expected results of operational business segments for 2010, the expected impact of current economic and capital market conditions on the oil and gas industry and our operations, statements regarding our beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond our control. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled "Certain Business Risks" contained in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as other risks identified from time to time in our reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

In addition, during the course of this presentation, we may refer to numerical measures that are or may be deemed to be non-GAAP financial measures. Supplemental financial disclosures for these measures, including the most directly comparable GAAP measures and associated reconciliations, are available on our website at tetratec.com. Supplemental financial disclosures are not substitutes for financial information prepared in accordance with GAAP and should be considered within the context of our complete audited financial results for the given period, which are also available our website.

TETRA

Company Overview

- TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.
- Operating in the continental US and the Gulf of Mexico, and in certain regions in Latin America, Europe, Asia and Africa.
- Founded in 1981; public since 1990.
- NYSE listed: TTI
- TETRA is comprised of three operating divisions encompassing five reporting segments: Fluids, Offshore Services, Maritech, Production Testing, and Compressco.

Focused on Energy. Dedicated to Service.

TETRA

TETRA's Global Footprint


Canada
Sweden
Finland
Norway
United Kingdom
Netherlands
Austria
Hungary
Ukraine
United States
Libya
Saudi Arabia
UAE
Mexico
Oman
India
Yemen
Venezuela
Ghana
Colombia
Ivory Coast
Nigeria
Malaysia
Gabon
Indonesia
Angola
Brazil
Argentina
Legend
TETRA Markets

Segment Overview: Fluids



- The Fluids Division is the largest global vertically integrated calcium chloride producer and is also a significant producer of bromine compounds; vertical integration yields higher margins and security of supply.
- Much of the Fluids Division's business is related to workovers and well completion. Activity levels are strongly correlated with domestic and international rig counts.
- The new calcium chloride facility in El Dorado, Arkansas, commenced initial production during the fourth quarter of 2009, and production will continue to ramp-up throughout 2010. This facility fully integrates our supply of clear brine fluids from manufacture through sale.
- Offshore in the GOM, the Division is focused on high-volume completions and workovers. Onshore, the Fluids Division provides total frac water supply and management, including water transfer and chemical and mechanical water treatment both before and after frac.
- The Fluids Division is focused on growing global market share by capitalizing on vertical integration and developing cutting-edge technologies.
- We are committed to capturing a fair share of the deepwater GOM market and select international deepwater markets.

TETRA

Segment Overview: Offshore Services

- The Offshore Services segment provides well plug and abandonment, diving, heavy lift, cutting and wireline services, primarily in the Gulf of Mexico. It is the most comprehensive provider of abandonment and decommissioning services, and a market innovator.
- Offshore Services offers comprehensive, integrated solutions, including engineering consultation and project management services, as well as individualized services to meet its customers' specific requirements.



- Activity levels are driven by accelerating well depletion rates, an aging platform and pipeline infrastructure, government regulation, damage caused by past storms, and pro-active plug and abandonment to mitigate the risk of future storm damage. Each of these factors contributes to the backlog of work in the GOM.
- There are approximately 7,000 offshore structures in the world, more than half of which are located in the Gulf of Mexico.
- Of the more than 3,500 structures in the Gulf of Mexico, 3,200 are marginally economic, idle, or more than 40 years old.

TETRA

Segment Overview: Maritech

- Maritech is an oil and gas exploration and production company operating primarily in the GOM shelf and inland waters.



- Integration of Maritech with the Offshore Services segment provides a unique approach to the E&P market.
- Maritech is focused on cash flow generation and development of existing reserves. We will continue to evaluate Maritech's portfolio and focus on core properties.
- We minimize our exposure to commodity price volatility by hedging around two-thirds of Maritech's production.
- In 2010, Maritech will continue to focus on mitigating its storm risk exposure through an aggressive P&A program.

TETRA

Segment Overview: Production Testing

- The Production Testing segment provides flowback pressure and volume testing of onshore and offshore oil and gas wells, providing reservoir data necessary to enable operators to optimize production and minimize reservoir damage. It also provides early life production solutions designed to access newly available production and late life production enhancement solutions designed to boost and extend productive well life.


4 TONS

- The segment maintains one of the largest fleets of high pressure production testing equipment in the U.S. It is a leader in onshore Western Hemisphere markets and is a growing presence in the Eastern Hemisphere.
- Production testing operations are generally performed in conjunction with well completions, and activity levels are strongly correlated with domestic and international rig counts which in turn, are influenced by oil and gas prices.
- Despite difficult though improving market conditions, the Production Testing segment has achieved notable results through expansion into international markets. In 2010, it will continue to focus on international opportunities as well as opportunities for consolidation of the U.S. market.

TETRA

Segment Overview: Compressco

- Compressco provides wellhead compression-based production enhancement services to a broad base of customers throughout much of the U.S. as well as in Canada, Mexico, South America, Europe, Asia and other international locations.
- Compressco manufactures and designs GasJack® compression units and maintains a fleet of more than 3,600 GasJack® units in domestic and international markets.
- Because wellhead compression is utilized primarily in gas production, activity rates do not cycle with rig count.
- Compressco's commitment to "lean" management allows it to maintain relatively attractive margins even in difficult markets.



- A meaningful percentage of gas wells that could benefit from wellhead compression services have not yet employed the technology. This significant untapped market potential will drive growth in the U.S. and abroad. Compressco is well-positioned to take advantage of these abundant opportunities.
- Compressco has continued to implement its plan of expansion in international markets.
- We filed an S-1 in November, 2008 (amended in December, 2008) related to an anticipated MLP.

TETRA

Key Strategies:
Optimizing Strengths in a Difficult Environment

International Growth is a key focus of our service segments.



The **Fluids Division** will focus on capturing a fair share of deepwater markets in the GOM and Brazil, and will optimize utilization of the El Dorado calcium chloride plant.



The **Offshore Services** segment will capitalize on continuing demand for storm remediation work in the Gulf of Mexico, while claiming additional market share for its full suite of services in the US and abroad.



Maritech will seek industry partners for selective investment in prospect development, minimize its exposure to commodity price volatility by hedging around two-thirds of its production, and mitigate risk exposure through an aggressive P&A program.



The **Production Testing** segment will proactively right-size and/or relocate operating assets with particular focus on attractive international markets, while maintaining flexibility to address consolidation opportunities in the US market.



Compressco will continue to improve efficiencies and maintain healthy margins, and will respond aggressively to pent-up demand, particularly in international markets.

In Summary, we expect to experience revenue and earnings growth in 2010. Although we will continue to focus on cost control and cash flow generation, we will have internal funds available to fund growth investment initiatives.

TETRA

2010 Guidance Highlights

- Fluids Division
  - Midrange guidance of $330 million in revenues and $50 million PBT.
  - Anticipation of an improved 2010 performance is driven by:
    - expected increase in demand for GOM deepwater services
    - an increase in activity in Brazil, and
    - positive impact from El Dorado plant.
  - The successful renegotiation of the Chemtura agreements provides a stable outlook, going forward.
- Offshore Services Segment
  - Record 2009 earnings exceeded any prior year's earnings by a significant amount.
  - Hurricane Ike demand will continue into 2010, but another record performance is unlikely.
  - Midrange guidance of $320 million in revenues and $55.5 million PBT.
  - 2010 CapEx will be used to augment the segment's offerings in order to support continuing demand.
  - We will also evaluate opportunities to expand the segment beyond the GOM market.

TETRA

2010 Guidance Highlights

- Maritech
  - Midrange guidance of $210 million in revenues and $22 million PBT.
  - 2010 production is expected to average 50 to 55 MMcfe/day.
  - We will continue our strategy of aggressively reducing Maritech's abandonment and decommissioning liabilities in the GOM.
- Production Enhancement Division
  - For the Division, which includes the Production Testing and Compressco segments, midrange guidance is $190 million in revenues and $51 million PBT.
  - We expect the domestic production testing business to gradually improve in 2010 following recent gains in natural gas prices.
  - The expected increase in domestic testing activity will be heavily weighted toward shale plays, but we do anticipate a slight recovery in traditional segments.
  - In 2010, we will focus on Production Testing's international expansion, building on successes we have achieved in certain international markets over the last several years.
  - We previously filed a Form S-1 related to the anticipated Compressco MLP. Consequently, we cannot elaborate on our expectations for Compressco's 2010 performance.

TETRA

2010 Guidance Highlights

- Consolidated Guidance
  - Our 2010 earnings estimate is $0.85 to $1.05 per fully diluted share, before discontinued operations.
  - Capital constraints and other spending controls implemented during 2009 will carry-over into 2010 and provide continuing advantages.
  - We expect to achieve free cash flow of approximately $100 million in 2010, based on the anticipated $130 million of investing activity reflected in the guidance.
  - Continued generation of cash will give us increased flexibility to grow, both organically and through acquisitions.

TETRA

2010 Estimated Segment Summary[1]

Based on the Midpoint of the January 5 Guidance Range



Revenue
$Millions
$190.0
$330.0
$210.0
$320.0



Profit Before Tax
$Millions
$51.0
$50.0
$22.0
$55.5

Fluids Offshore Services Maritech Production Enhancement

[1] Revenue is before intercompany eliminations. Profit Before Tax excludes corporate overhead and interest expense.

TETRA

Conclusions

- In 2010, although we will continue to focus on cash flow generation and cost containment, a strong balance sheet and improved business outlook will allow us to pursue more aggressive growth strategies.
- The key risk to 2010 performance is gas price weakness.
- 2010 should be a better year for the Fluids Division, due to:
  - expected increase in demand for GOM deepwater services,
  - anticipated increase in activity in Brazil, and
  - positive impact from El Dorado plant.
- The Offshore Services segment reported record pre-tax earnings for the full-year 2009; outlook remains positive in 2010.
- 2009 was a recovery year for Maritech following Hurricane Ike; 2010 should be substantially better. Maritech collected a $40 million settlement of Hurricane Katrina/Rita claims in 2009.
- Compressco delivered respectable margins in a difficult market in 2009.
- The Production Enhancement Division (which combines the Production Testing and Compressco segments) should see improved results in 2010 as the domestic gas market recovers.
- Each of our service-related segments will continue to focus on opportunities for international expansion.
- We believe that each of the five segments is well-positioned to execute our long-term strategic plans and deliver growth.

TETRA

Appendix A

2010 Guidance as announced on January 5, 2010

DIVISIONAL ESTIMATES (continuing operations)

(in millions)

	Revenues	Profit Before Tax (PBT)	Cash CapEx[1]	DD&A[2]
Fluids Division	$320.0 - 340.0	$46.5 - 53.5	$21.0	$25.0
Offshore Services	$305.0 - 335.0	$52.0 - 59.0	$22.0	$17.0
Maritech	$200.0 - 220.0	$19.0 - 25.0	$56.0 [3]	$94.0
Intersegment eliminations	($68.0)	-	-	-
Offshore Division	$437.0 - 487.0	$71.0 - 84.0	$78.0	$111.0
Production Enhancement Division	$180.0 - 200.0	$48.0 - 54.0	$28.0	$30.0
Operating divisions total	$937.0 - 1,027.0	$165.5 - 191.5	$127.0	$166.0

(1) Excludes $2.7 million of Corporate.
(2) Excludes $3.4 million of Corporate.
(3) Does not include $73.2 million of net cash for Maritech WA&D activities, which are not classified as CapEx.

CONSOLIDATED ESTIMATE (continuing operations)

(in millions, except per share amounts)

	TETRA Earnings Guidance Range	
Operating profit (divisional PBT)	$165.5	$191.5
Corporate overhead	($46.0)	($48.0)
Net interest and other expenses	($18.0)	($18.0)
TETRA income before taxes	$101.5	$125.5
Provision for income taxes (35.3%)	($35.8)	($44.3)
Net income	$65.7	$81.2
Fully diluted shares outstanding	77.0	77.0
Per share earnings	$0.85	$1.05

TETRA

TETRA Technologies, Inc.

Corporate Headquarters

24955 Interstate 45 North
The Woodlands, TX 77380
Phone: 281.367.1983
www.tetratec.com

Management Contacts

Stu Brightman — President & CEO
Joe Abell — Sr. Vice President & CFO